                                                            Registration No.
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM 10
                                GENERAL FORM FOR
                           REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                             ----------------------
                              Hartford Life, Inc.
             (Exact name of registrant as specified in its charter)

                Delaware                              06-1470915
     (State or other jurisdiction of              (I.R.S. Employer)
      Incorporation or organization)             Identification No.)

                                200 Hopmeadow Street
                            Simsbury, Connecticut 06089
                                  (860) 843-7716
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class               Name of exchange on which
        to be so registered:           each class is to be registered:
        Class A Common Stock,              New York Stock Exchange
      par value $.01 per share.

Securities to be registered pursuant to Section 12(g) of the Act:
              None

ITEM 1. BUSINESS

        The information set forth under the captions "Business" and "Risk Factors" in the forms of prospectuses (the "Prospectuses") included in the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on February 10, 1997 (Registration
No. 333-21459) (the "1933 Act Registration Statement"), is incorporated herein by reference.


ITEM 2. FINANCIAL INFORMATION

        The information set forth under the captions "Company Financing Plan", "Capitalization", "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Prospectuses is incorporated herein by reference.


ITEM 3. PROPERTIES

        The information set forth under the caption "Business--Properties" in the Prospectuses is incorporated herein by reference.


ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The information set forth under the caption "Security Ownership of Management" in the Prospectuses is incorporated herein by reference.


ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

        The information set forth under the captions "Management--Directors" and "Management--Officers" in the Prospectuses is incorporated herein by reference.


ITEM 6. EXECUTIVE COMPENSATION

        The information set forth under the captions "Management--Compensation of Directors", "Management--Restricted Stock Plan for Non-Employee Directors", "Management--Non-Employee Directors' Benefits", "Management--Employment Agreement" and "Management--Executive Compensation" in the Prospectuses is incorporated herein by reference.


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The information set forth under the caption "Certain Relationships and Transactions" in the Prospectuses is incorporated herein by reference.


ITEM 8. LEGAL PROCEEDINGS

        The information set forth under the caption "Business--Legal Proceedings" in the Prospectuses is incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        The information set forth under the captions "Risk Factors--Holding Company Structure; Restrictions on Dividends", "Risk Factors--No Prior Market for Common Stock; Possible Volatility of Common Stock Price and the Securities Markets", "Risk Factors--Possible Future Sales of Common Stock by The Hartford", "Dividend Policy", "Shares Eligible for Future Sale" and "Underwriting" in the Prospectuses is incorporated herein by reference.


ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

        On December 16, 1996, the Registrant issued 100 shares of Common Stock, par value $.01 per share, to Hartford Accident and Indemnity Company in exchange for all the outstanding shares of common stock of Hartford Life and Accident Insurance Company and $1 in cash. Such issuance did not involve an underwriter, and no discount or commission was paid in connection therewith. Exemption from registration is provided under Section 4(2) of the Securities Act of 1933, regarding transactions by an issuer not involving any public offering.


ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        The information set forth under the captions "Description of Capital Stock" and "Certain Provisions of the Certificate of Incorporation and By-Laws of the Company" in the Prospectuses is incorporated herein by reference.


ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred. The foregoing description is qualified in its entirety by reference to the more detailed provisions of Section 145 of the DGCL.

        Article 4 of the Company's Restated By-laws provides in terms similar to those of Section 145 of the DGCL that the Company shall have the power and shall be required to indemnify its officers and directors in accordance with such law.

        As permitted by Section 102(b)(7) of the DGCL, Article Tenth of the Company's Restated Certificate of Incorporation states that:

                To the fullest extent permitted by applicable law as then in effect, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation of its stockholders,
        (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
        Section 174 of the General Corporation Law of the State of Delaware,
        (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this ARTICLE TENTH. Any repeal or modification of this ARTICLE TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The Consolidated Financial Statements included in the Prospectuses and the Consolidated Financial Statement Schedules included in the 1933 Act Registration Statement are incorporated herein by reference.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.


ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

        (a) Financial Statements. The following financial statements of the Registrant included in the Prospectuses are incorporated herein by reference:

                (i) Consolidated Statements of Income for each of the three years in the period ended December 31, 1996;

               (ii) Consolidated Balance Sheets as of December 31, 1996 and
        1995;

                  (iii) Consolidated Statements of Stockholder's Equity for each of the three years in the period ended December 31, 1996;

                  (iv) Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1996; and

                  (v) Notes to Consolidated Financial Statements.

         (b) Exhibits. The following exhibits are filed herewith or incorporated herein by reference:

                  (i) The 1933 Act Registration Statement is filed herewith as an exhibit pursuant to Rule 12b-23(a)(3) under the Securities Exchange Act of 1934 (the "Exchange Act") as Exhibit 99.1;

                  (ii) The consent of Arthur Andersen LLP is filed herewith as
         Exhibit 23.2; and

                  (iii) The following exhibits filed with the 1933 Act Registration Statement are incorporated herein by reference pursuant to Rule 12b-32(a) under the Exchange Act:


Exhibit No.     Description
----------      -----------
 *3.1           Form of Restated Certificate of Incorporation of Hartford Life, Inc.
 *3.2           Form of By-laws of Hartford Life, Inc.
 *4.1           Specimen Certificate of Class A Common Stock of Hartford Life, Inc.
*10.1           Form of Master Intercompany Agreement between ITT Hartford Group, Inc. and
                Hartford Life, Inc.
*10.2           Form of Tax Sharing Agreement between ITT Hartford Group, Inc. and its subsidiaries, including Hartford Life, Inc.
*10.3           Form of Investment Sub-Advisory Agreement between HL Investment Advisors, Inc.
                and The Hartford Investment Management Company.
*10.4           Form of Management Agreement between Hartford Life Insurance Company and The
                Hartford Investment Management Company.
*10.5           Form of Management Agreement between certain subsidiaries of the Company and
                Hartford Investment Services, Inc.
*10.6           Form of Sublease Agreement between Hartford Fire Insurance Company and Hartford
                Life, Inc.
*10.7           Form of Employment Agreement for Lowndes A. Smith.
*10.8           Form of 1997 Hartford Life, Inc. Incentive Stock Plan.
*10.9           Form of 1997 Hartford Life, Inc. Deferred Restricted Stock Unit Plan.
*10.10          1997 Hartford Life, Inc. Employee Stock Purchase Plan.
*10.11          Form of Restricted Stock Plan for Non-Employee Directors.
*11.1           Computation of Earnings per share.
*21.1           Subsidiaries of Hartford Life, Inc.
 23.3           Consent of Ramani Ayer.
 23.4           Consent of Donald R. Frahm.
 23.5           Consent of Paul G. Kirk, Jr.
 23.6           Consent of Lowndes A. Smith.
 23.7           Consent of H. Patrick Swygert.
 23.8           Consent of DeRoy C. Thomas.
 23.9           Consent of Gordon I. Ulmer.
 23.10          Consent of David K. Zwiener.
 27.1           Financial Data Schedule.

-----------------

*To be filed by amendment.

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   HARTFORD LIFE, INC.


Date: February 14, 1997            By /s/ GREGORY A. BOYKO
                                   --------------------------------------
                                   Name: Gregory A. Boyko
                                   Title: Senior Vice President; Chief
                                   Financial Officer and Treasurer